Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

November 5, 2007

MEDIA:	Webcast
STATION:	TheStreet.com
MARKET:	National Webcast
DATE:	10/29/07
TIME:	N/A
PROGRAM:	TheStreet.com TV
SUBJECT:	Barclays

Gregg Greenberg, Host, TheStreet.com TV:

Welcome to TheStreet.com TV. I’m Gregg Greenberg. And today I’m joined by Philippe El-Asmar. He’s a managing director at Barclays Capital. And Barclays Capital just launched eight brand new exchange-traded notes—not ETFs—exchange traded notes. He’s here to tell us all about ‘em.

Welcome, Philippe.

Philippe El-Asmar, Managing Director, Barclays Capital:

Thank you. Good to be here, Gregg.

Greenberg:

Well, it’s good to have you back. Before we get into the individual ETNs, remind me once again: What’s the difference between an ETN and an ETF?

El-Asmar:

Well, exchange-traded notes are branded under iPath. They’re slightly different than exchange-traded funds, branded under iShares. Both are meant to give a simple, transparent, cost-efficient access to markets that are difficult to reach otherwise. And today we’re launching eight new ETNs linked to commodities sub-sectors.

Greenberg:

Very, very hot commodities, as well. You have—of the eight, you have agriculture, copper, energy, grains, metals, natural gas and nickel. And you have a livestock one, which is—the ticker is COW—”cow”—which I guess goes well, ‘cause there’s another ETF out there which has ticker MOO, and that’s an agricultural one as well. Why’d you choose these eight different commodities?

El-Asmar:

Well, we wanted to make available—in addition to the three existing ETNs that we have that were linked to the Dow Jones-AIG Commodity Index, to the S&P Goldman Sachs Commodity Index, and to the S&P Goldman Sachs Oil Index—the rest of the commodity market. We’re basically giving investors more choice to access commodities and more granularity. Agriculture has been a big theme; industrial metals as well. So, we’re giving investors additional choice to get to those markets.

Greenberg:

But these are very, very hot markets. Does this kinda sme—it smells like a top, ya know, when you start rolling out these brand new products—what’s your opinion on where we are in the commodities cycle?

El-Asmar:

Well, I think that there’s still a lot of demand for commodities, and that today it’s really perceived as a new asset class. Just like equities or fixed-income, commodities is a great tool within a portfolio. And investors look to invest in commodities to base—to basically get the diversification.

Greenberg:

‘Kay. So, even if it feels kind of “toppy,” you need to have it in your portfolio for diversification purposes?

El-Asmar:

Correct. What we do is give investors choice. Whenever they want to invest, it’s out there available. So, our job is to basically give that choice.

Greenberg:

Speaking of choices, what does this bring you up to, in terms of all the ETNs you have out there, and assets under management?

El-Asmar:

We launched our first ETNs back in June of last year, listed on the New York. We had eight so far, and today we just launched eight additional ones, which brings us to sixteen separate ETNs. The total assets under management’s roughly three-point-six billion dollars.

Greenberg:

All right. And what’s next? How can ya top livestock with a ticker like “COW”?

El-Asmar:

Well, what we have right now is a good, diversified portfolio of commodity ETNs, currency ETNs, emerging market equity ETNs, and some equity strategies. We’re gonna be working across the board to add more ETNs in the future.

Greenberg:

And I look forward to you when you come back, ‘cause I know you’re gonna launch some more stuff.

El-Asmar:

Look forward being back.

Greenberg:

Philippe El-Asmar. He’s from Barclays Capital. And I’m Gregg Greenberg for TheStreet.com TV. Please come back. Thanks a lot.

El-Asmar:

Thank you.

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